CENTURA FUNDS, INC.

                        ARTICLES OF AMENDMENT

                    Centura Funds, Inc., a Maryland corporation having its principal office in Maryland, in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Article THIRD of the Articles Supplementary to the charter of the Corporation, effective June 14, 1996, is hereby amended to change the name of the series designated therein as Centura Income-Equity Fund to Centura Equity Income Fund.

         SECOND: The foregoing amendment to such Articles Supplementary to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders, and the Corporation is registered as an open-end company under the Investment Company Act of 1940.

         THIRD. The information required by subsection (b)(2)(i) of Section 2-607 of Title 2 of Subtitle 6 of the Maryland General Corporation Law is not changed by this amendment.

     The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states to the best of his knowledge, information and belief that the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, Centura Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its President, John J. Pileggi, and by its Secretary, Joan V. Fiore, on the 21st day of October, 1996.


ATTEST:                                              CENTURA FUNDS, INC.


/s/ Joan V. Fiore                   By:             /s/ John J. Pileggi   (SEAL)
Joan V. Fiore                                       John J. Pillegi
Secretary                                           President


65570.79


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